Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS – DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement Nos. 333-97063, 333-51382, 333-06419, 333-06415, 333-28259, 333-46393, 333-41321, 333-67841, 333-70855, 333-85105, and 333-91505 of Epicor Software Corporation on Form S-8 and Registration Statement Nos. 333-38105 and 333-46395 of Epicor Software Corporation on Form S-3 of our report dated February 13, 2003, except for Note 12, as to which the date is March 18, 2003, appearing in this Annual Report on Form 10-K of Epicor Software Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 25, 2003